Exhibit 3.1.5

Filing Fee: $150.00	ID Number: 118777

STATE OF RHODE ISLAND AND PROVIDENCE PLANTATIONS

Office of the Secretary of State

Corporations Division

100 North Main Street

Providence, Rhode Island 02903-1335

LIMITED LIABILITY COMPANY

ARTICLES OF ORGANIZATION

(To Be Filed In Duplicate)

Pursuant to the provisions of Chapter 7-16 of the General Laws, 1956, as amended, the following Articles of Organization are adopted for the limited liability company to be organized hereby:

1.	The name of the limited liability company is:

AM-SOURCE, LLC

2.	The address of the limited liability company’s resident agent in Rhode Island is:

261 Narragansett Park Drive	East Providence	, RI	02916
(Street Address, no 1 P.O. Box)	(City/Town)		(Zip Code)

and the name of the resident agent at such address is	Arthur Kaufman
(Name of Agent)

3.	Under the terms of these Articles of Organization and any written operating agreement made or intended to be made, the limited liability company is intended to be treated for purposes of federal income taxation as:

(Check one box only)

☒  a partnership    or    ☐  a corporation    or    ☐  disregarded as an entity separate from its member

4.	The address of the principal office of the limited liability company if it is determined at the time of organization:

261 Narragansett Park Drive, East Providence, RI 02916

5.	The limited liability company has the purpose of engaging In any business which a limited partnership may carry on except the provision of professional services as defined in Section 7-5.1-2, and shall have perpetual existence until dissolved or terminated in accordance with Chapter 7-16, unless a more limited purpose or duration is set forth in paragraph 6 of these Articles of Organization.

Form No. 400 Revised: 01/99

6.	Additional provisions, if any, not inconsistent with law, which the members elect to have set forth in these Articles of Organization, including, but not limited to, any limitation of the purposes or duration for which the limited liability company is formed, and any other provision which may be included in an operating agreement:

7.	The limited liability company is to be managed by:

(Check one box only)

☒  its members    or    ☐  by one (1) or more managers

8.	If the limited liability company has managers at the time of filing these Articles of Organization, state the name and address of each manager:

Manager	Address

9.	The date these Articles of Organization are to become effective, if later than the date of filing, is:

(not prior to, nor more than 30 days after, the filing of these Articles of Organization)

Under penalty of perjury, I declare and affirm that I have examined these Articles of Organization, including any accompanying attachments, and that all statements contained herein are true and correct.

Date:	May 31, 2001	X
Signature of Authorized Person
James M. Harrison

AM-SOURCE INC.

261 Narragansett Park Drive

East Providence, RI 02916

November 28, 2000

State of Rhode Island and Providence Plantations

Office of the Secretary of State

Corporations Division

100 North Main Street

Providence, Rhode Island 02903-1335

Dear Sir or Madam:

The undersigned, Am-Source, Inc., a Rhode Island corporation, hereby consents to the use of the name “Am-Source, LLC” by a new limited liability company to be formed under the laws of the State of Rhode Island. Promptly following the organization of Am-Source, LLC, Am-Source, Inc. will be merged with and into Am-Source LLC and the separate existence of Am-Source, Inc. will cease.

Very truly yours,

AM-SOURCE, INC.

By:
Gerald C. Rittenberg

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